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                                                                     Exhibit 5.1
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                          JONES, DAY, REAVIS & POGUE
                           2300 Trammell Crow Center
                               2001 Ross Avenue
                             Dallas, Texas  75204

                               December 22, 1997

Fairfield Communities, Inc.
11001 Executive Drive
Little Rock, Arkansas  72211

       Re: Registration on Form S-8 of 425,127 Shares of Common Stock, par value $.01 per share, of Fairfield Communities, Inc.
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Ladies and Gentlemen:

     We are acting as counsel to Fairfield Communities, Inc., a Delaware corporation (the "Company"), in connection with the issuance of up to 425,127 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company upon the exercise of the outstanding stock options granted by Vacation Break U.S.A., Inc., a Florida corporation, under the Vacation Break U.S.A., Inc. Directors' Plan, as amended (the "Directors' Plan") and the Vacation Break U.S.A., Inc. 1995 Stock Option Plan, as amended (the "1995 Plan"), which stock options are being assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of August 8, 1997 (the "Merger Agreement"), among the Company, FCVB Corp., a Florida corporation and wholly owned subsidiary of the Company, and Vacation Break.

     We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares will be duly authorized issued and deliverd in accordance with the terms and provisions of the Directors' Plan or the 1995 Plan, as applicable, against receipt of the consideration provided for therein, respectively, and having a value of not less than the par value of the Shares, will be validly issued, fully paid, and nonassessable.

     In rendering this opinion, we have (i) assumed and have not verified (a) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and Vacation Break and their respective officers and upon the representations and warranties set forth in the Merger Agreement and have not independently checked or verified the accuracy of the factual statements contained therein, and (iii) assumed that the parties to the Merger Agreement will comply with the provisions thereof. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares.

                                        Very truly yours,

                                        /s/ JONES, DAY, REAVIS & POGUE